UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 17 , 2011

Commission File Number:  00114523

Trio-Tech International
(Exact name of small business issuer as specified in its charter)

California
(State or other jurisdiction of incorporation or organization)
952086631
(IRS Employer Identification No.)

16139 Wyandotte St, Van Nuys, California 91406
(Address of principal executive offices)

818-787-7000
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2011, Trio-Tech (Malaysia) Sdn Bhd., ("TTM") a 55% owned subsidiary of the Registrant, entered into a Sales and Purchase agreement ("S&P") with Aaeon Technology (M) Sdn. Bhd. ("Buyer") providing for the sale of TTM's interest in the real property utilized in the operation of the Registrant's former facility located in Penang, Malaysia. The agreement provides for a purchase price of RM 3,550,000 (Malaysian Ringitt), or approximately US $1,179,000 based on the exchange rate as of June 1, 2011 published by the Monetary Authority of Singapore. Under the terms of the agreement, the Buyer paid a forfeitable down payment of ten percent (10%) of the purchase price to an escrow agent on May 13, 2011. The consummation of the sale of TTM's interest in the real property is subject to approval from the local Government authorities and payment of the balance of the purchase price. The agreement contemplates a consummation date within six months from June 17, 2011, and does not have any impact on the Company's consolidated statements of operations and comprehensive income of the current quarter. If the required governmental approvals are not obtained within six months, then the parties are free to terminate the agreement.

A press release relating to the sale of the real property was released on June 21, 2011. Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release of Trio-Tech International dated June 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trio-Tech International

Date:   June 21, 2011
By:	/s/ Victor H.M. Ting

Name: Victor H.M. Ting
Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release of Trio-Tech International dated June 21, 2011